Exhibit 99.1

AMAZON.COM ANNOUNCES 2001 THIRD QUARTER RESULTS;
EXPECTS PRO FORMA OPERATING PROFITABILITY IN FOURTH QUARTER; LOOKS
FORWARD TO SEVENTH HOLIDAY SEASON

          SEATTLE—(BUSINESS WIRE)—Oct. 23, 2001—Amazon.com, Inc. (NASD: AMZN) today announced financial results for its third quarter ended September 30, 2001. Net sales were $639 million compared to net sales of $638 million in the third quarter of 2000. Pro forma loss from operations improved 60 percent to $27 million, or 4 percent of net sales, compared with $68 million, or 11 percent of net sales in the third quarter of 2000.

          Pro forma net loss, which includes net interest expense, improved 35 percent to $58 million, or $0.16 per share, compared with $89 million, or $0.25 per share in the third quarter of 2000. Net loss (GAAP) for the quarter improved 29 percent to $170 million, or $0.46 per share, from $241 million, or $0.68 per share. A reconciliation of GAAP to pro forma is included in the attached financial statements.

          “We are pleased that our quarterly results were again in line with our guidance, and with our recent order trends,” said Warren Jenson, Amazon.com’s chief financial officer. “We continue to expect pro forma operating profitability for the fourth quarter, and while there are no guarantees, we are well positioned to achieve this important milestone.”

          “We’ve lowered our operating costs 20 percent and can now afford to drive growth by lowering prices for customers,” said Jeff Bezos, founder and CEO of Amazon.com. “If you’re buying books over $20 from anywhere but Amazon.com, you’re probably wasting money.”

Highlights of Third Quarter Results (comparisons are with the third quarter of 2000)

•	Pro forma loss from operations improved 60 percent to $27 million, or 4 percent of net sales, compared with $68 million, or 11 percent of net sales.

•
The U.S. (U.S. Retail and Services segments combined) was slightly profitable on a pro forma operating basis for the second straight quarter; results improved to a $1 million profit, from a loss of $29 million.

•	U.S. Books, Music and DVD/Video segment was profitable for the sixth consecutive quarter.

•	Net sales were $639 million compared to $638 million, which in 2000 included a $20 million sale of inventory, at cost, to Toysrus.com.

•	Net sales from international sites rose 58 percent to $138 million, from $88 million.

•	Used orders were approximately 17 percent of total U.S. orders, compared to zero (Used launched November 2000).

•	Annualized inventory turns improved to 15, compared with 11, a 31 percent improvement.

•	Pro forma net loss, which includes $31 million of net interest and other expense, improved 35 percent to $58 million, or $0.16 per share, compared with $89 million, or $0.25 per share.

•	Net loss (GAAP) narrowed to $170 million, or $0.46 per share, down from $241 million, or $0.68 per share, an improvement of 29 percent.

•	Cash and marketable securities were $668 million at September 30, 2001.

•	Worldwide, 2.9 million new customers ordered, including 1 million new International customers.

•	Gross profit was $162 million compared to $167 million.

•	Fulfillment costs improved to 13 percent of net sales, from 15 percent of net sales.

Business Outlook

          The following forward-looking statements reflect Amazon.com’s expectations as of October 23, 2001. Given the potential changes in general economic conditions and consumer spending (including any future declines related to the events of September 11, 2001, or similar events), the emerging nature and rate of growth of the Internet and online commerce and the various other risk factors discussed below, actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements other than in publicly available statements.

Fourth Quarter 2001 Expectations

•	Net sales are expected to be flat to up 10 percent compared to the fourth quarter of 2000, or between $970 million and $1.07 billion.

•	Gross margin is expected to be between 22 percent and 25 percent of net sales.

•	A pro forma operating profit is expected for the quarter.

•
Cash and marketable securities are expected to be approximately $900 million at December 31, 2001; cash and marketable securities are expected to be over $550 million at March 31, 2002, and the Company expects to generate cash and marketable securities for the nine months ending December 31, 2002, combined.

          These forward looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, among others, the rate of growth of the economy in general, the Internet and online commerce, customer spending patterns, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, risks of inventory management, the degree to which the Company enters into service relationships and other strategic transactions, fluctuations in the value of securities and non-cash payments Amazon.com receives in connection with such transactions, foreign currency exchange risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, Amazon.com’s anticipated losses, significant amount of indebtedness, competition, seasonality, potential fluctuations in operating results, management of potential growth, system interruption, consumer trends, fulfillment center optimization, inventory, limited operating history, fraud and Amazon Payments, new business areas, international expansion, business combinations, strategic alliances and strategic partnerships. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000, and all subsequent filings, including Quarterly Reports on Form 10-Q.

Pro Forma Results

          Pro forma information regarding Amazon.com’s results from operations is provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP). Pro forma operating loss excludes stock-based compensation, amortization of goodwill and other intangibles, and restructuring-related and other. Management measures the progress of the business using this pro forma information.

          Pro forma net loss excludes stock-based compensation, amortization of goodwill and other intangibles, restructuring-related and other, other gains (losses), equity in losses of equity-method investees, and the cumulative effect of change in accounting principle.

Conference Call

          A conference call will be Webcast live on Tuesday, October 23, 2001, at 5:00 p.m. EDT/2:00 p.m. PDT and will contain forward-looking statements and other material information. This conference call will be available at www.amazon.com/ir through December 28, 2001.

About Amazon.com

          Amazon.com opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection, along with online auctions and free electronic greeting cards. Amazon.com seeks to be the world’s most customer-centric Company, where customers can find and discover anything they might want to buy online. Amazon.com and sellers list millions of unique new and used items in categories such as electronics, computers, kitchen and housewares, books, music, DVDs, videos, camera and photo items, toys, baby and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, and outdoor living products. Through Amazon Marketplace, zShops and Auctions, any business or individual can sell virtually anything to Amazon.com’s more than 38 million customers (cumulative customer accounts), and with Amazon.com Payments, sellers can accept credit card transactions, avoiding the hassles of offline payments.

          Amazon.com operates four international Web sites: www.amazon.co.uk, www.amazon.de, www.amazon.fr and www.amazon.co.jp. It also operates the Internet Movie Database (www.imdb.com), the Web’s comprehensive and authoritative source of information on more than 275,000 movies and entertainment titles and 1 million cast and crew members dating from the birth of film.

CONTACT:

Amazon.com Investor Relations
Tim Halladay, 206/266-2171
ir@amazon.com

Amazon.com Public Relations
Bill Curry, 206/266-7180

AMAZON.COM, INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Net sales	$639,281	$637,858	$2,007,262	$1,789,623
Cost of sales	477,089	470,579	1,482,753	1,358,146

Gross profit	162,192	167,279	524,509	431,477
Operating expenses:
Fulfillment	81,400	96,421	265,231	283,481
Marketing	32,537	41,921	103,833	124,785
Technology and content	53,846	71,159	188,840	199,535
General and administrative	21,481	26,217	70,287	80,730
Stock-based compensation	(2,567)	4,091	2,700	25,909
Amortization of goodwill and other intangibles	41,835	79,194	143,496	242,562
Restructuring-related and other	3,994	11,791	176,904	16,259

Total operating expenses	232,526	330,794	951,291	973,261

Loss from operations	(70,334)	(163,515)	(426,782)	(541,784)
Interest income	6,316	9,402	23,073	29,842
Interest expense	(35,046)	(33,809)	(103,942)	(94,827)
Other income (expense), net	(2,203)	3,353	(7,265)	(4,693)
Other gains (losses), net	(63,625)	12,366	(18,453)	12,366

Net interest expense and other	(94,558)	(8,688)	(106,587)	(57,312)

Loss before equity in losses of equity-method investees	(164,892)	(172,203)	(533,369)	(599,096)
Equity in losses of equity-method investees, net	(4,982)	(68,321)	(28,472)	(267,037)

Loss before change in accounting principle	(169,874)	(240,524)	(561,841)	(866,133)
Cumulative effect of change in accounting principle	—	—	(10,523)	—

Net loss	$(169,874)	$(240,524)	$ (572,364)	$ (866,133)

Basic and diluted loss per share:
Prior to cumulative effect of change in accounting principle	$ (0.46)	$ (0.68)	$ (1.55)	$ (2.48)
Cumulative effect of change in accounting principle	—	—	(0.03)	—

	$ (0.46)	$ (0.68)	$ (1.58)	$ (2.48)

Shares used in computation of basic and diluted loss per share	368,052	353,954	361,782	349,258

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

PRO FORMA STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2001			September 30, 2000
	As Reported	Pro Forma Adjustments	Pro Forma	As Reported	Pro Forma Adjustments	Pro Forma
Net sales	$639,281	$ —	$639,281	$637,858	$ —	$637,858
Cost of sales	477,089	—	477,089	470,579	—	470,579

Gross profit	162,192	—	162,192	167,279	—	167,279
Operating expenses:
Fulfillment	81,400	—	81,400	96,421	—	96,421
Marketing	32,537	—	32,537	41,921	—	41,921
Technology and content	53,846	—	53,846	71,159	—	71,159
General and administrative	21,481	—	21,481	26,217	—	26,217
Stock-based compensation	(2,567)	2,567	—	4,091	(4,091)	—
Amortization of goodwill and other intangibles	41,835	(41,835)	—	79,194	(79,194)	—
Restructuring-related and other	3,994	(3,994)	—	11,791	(11,791)	—

Total operating expenses	232,526	(43,262)	189,264	330,794	(95,076)	235,718

Loss from operations	(70,334)	43,262	(27,072)	(163,515)	95,076	(68,439)
Interest income	6,316	—	6,316	9,402	—	9,402
Interest expense	(35,046)	—	(35,046)	(33,809)	—	(33,809)
Other income (expense), net	(2,203)	—	(2,203)	3,353	—	3,353
Other gains (losses), net	(63,625)	63,625	—	12,366	(12,366)	—

Net interest expense and other	(94,558)	63,625	(30,933)	(8,688)	(12,366)	(21,054)

Loss before equity in losses of equity-method investees	(164,892)	106,887	(58,005)	(172,203)	82,710	(89,493)
Equity in losses of equity-method investees, net	(4,982)	4,982	—	(68,321)	68,321	—

Net loss	$(169,874)	$111,869	$ (58,005)	$(240,524)	$151,031	$ (89,493)

Net cash used in operating activities	$ (64,403)		$ (64,403)	$ (3,688)		$ (3,688)

Basic and diluted loss per share	$ (0.46)		$ (0.16)	$ (0.68)		$ (0.25)

Shares used in computation of basic and diluted loss per share	368,052		368,052	353,954		353,954

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

PRO FORMA STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended
	September 30, 2001			September 30, 2000
	As Reported	Pro Forma Adjustments	Pro Forma	As Reported	Pro Forma Adjustments	Pro Forma
Net sales	$2,007,262	$ —	$2,007,262	$1,789,623	$ —	$1,789,623
Cost of sales	1,482,753	—	1,482,753	1,358,146	—	1,358,146

Gross profit	524,509	—	524,509	431,477	—	431,477
Operating expenses:
Fulfillment	265,231	—	265,231	283,481	—	283,481
Marketing	103,833	—	103,833	124,785	—	124,785
Technology and content	188,840	—	188,840	199,535	—	199,535
General and administrative	70,287	—	70,287	80,730	—	80,730
Stock-based compensation	2,700	(2,700)	—	25,909	(25,909)	—
Amortization of goodwill and other intangibles	143,496	(143,496)	—	242,562	(242,562)	—
Restructuring-related and other	176,904	(176,904)	—	16,259	(16,259)	—

Total operating expenses	951,291	(323,100)	628,191	973,261	(284,730)	688,531

Loss from operations	(426,782)	323,100	(103,682)	(541,784)	284,730	(257,054)
Interest income	23,073	—	23,073	29,842	—	29,842
Interest expense	(103,942)	—	(103,942)	(94,827)	—	(94,827)
Other expense, net	(7,265)	—	(7,265)	(4,693)	—	(4,693)
Other gains (losses), net	(18,453)	18,453	—	12,366	(12,366)	—

Net interest expense and other	(106,587)	18,453	(88,134)	(57,312)	(12,366)	(69,678)

Loss before equity in losses of equity- method investees	(533,369)	341,553	(191,816)	(599,096)	272,364	(326,732)
Equity in losses of equity-method investees, net	(28,472)	28,472	—	(267,037)	267,037	—

Loss before change in accounting principle	(561,841)	370,025	(191,816)	(866,133)	539,401	(326,732)
Cumulative effect of change in accounting principle	(10,523)	10,523	—	—	—	—

Net loss	$ (572,364)	$380,548	$ (191,816)	$ (866,133)	$539,401	$ (326,732)

Net cash used in operating activities	$ (468,902)		$ (468,902)	$ (378,095)		$ (378,095)

Basic and diluted loss per share:
Prior to cumulative effect of change in accounting principle	$(1.55)		$ (0.53)	$ (2.48)		$ (0.94)
Cumulative effect of change in accounting principle	(0.03)		—	—

	$ (1.58)		$ (0.53)	$ (2.48)		$ (0.94)

Shares used in computation of basic and diluted loss per share	361,782		361,782	349,258		349,258

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended September 30, 2001
	U.S. Retail
	Books, Music and DVD/Video	Electronics, Tools and Kitchen	Total	Services	International	Consolidated
Net sales	$351,431	$103,112	$454,543	$46,247	$138,491	$639,281
Gross profit	93,354	13,327	106,681	27,348	28,163	162,192
Pro forma income (loss) from operations	26,223	(33,107)	(6,884)	7,812	(28,000)	(27,072)
Other non-cash and restructuring- related operating expenses						(43,262)
Net interest expense and other						(94,558)
Equity in losses of equity-method investees, net						(4,982)

Net loss						$(169,874)

Segment highlights:
Y / Y net sales growth	(12%)	6%	(9%)	(12%)	58%	0%
Y / Y gross profit growth	(14%)	49%	(9%)	(11%)	49%	(3%)
Gross margin	27%	13%	23%	59%	20%	25%
Pro forma operating margin	7%	(32%)	(2%)	17%	(20%)	(4%)
Net sales mix	55%	16%	71%	7%	22%	100%

	Three Months Ended September 30, 2000
	U.S. Retail
	Books, Music and DVD/Video	Electronics, Tools and Kitchen	Total	Services	International	Consolidated
Net sales	$399,905	$ 97,597	$497,502	$52,691	$ 87,665	$637,858
Gross profit	108,746	8,940	117,686	30,711	18,882	167,279
Pro forma income (loss) from operations	24,688	(60,839)	(36,151)	7,281	(39,569)	(68,439)
Other non-cash and restructuring- related operating expenses						(95,076)
Net interest expense and other						(8,688)
Equity in losses of equity-method investees, net						(68,321)

Net loss						$(240,524)

Segment highlights:
Y / Y net sales growth	33%	681%	59%	N/A	121%	79%
Y / Y gross profit growth	70%	N/A	98%	N/A	110%	137%
Gross margin	27%	9%	24%	58%	22%	26%
Pro forma operating margin	6%	(62%)	(7%)	14%	(45%)	(11%)
Net sales mix	63%	15%	78%	8%	14%	100%

AMAZON.COM, INC.

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Nine Months Ended September 30, 2001
	U.S. Retail
	Books, Music and DVD/Video	Electronics, Tools and Kitchen	Total	Service	International	Consolidated
Net sales	$1,150,740	$330,576	$1,481,316	$127,004	$398,942	$2,007,262
Gross profit	313,317	43,706	357,023	81,908	85,578	524,509
Pro forma income (loss) from operations	92,815	(120,262)	(27,447)	16,327	(92,562)	(103,682)
Other non-cash and restructuring- related operating expenses						(323,100)
Net interest expense and other						(106,587)
Equity in losses of equity-method investees, net						(28,472)
Cumulative effect of change in accounting principle						(10,523)
Net loss						$ (572,364)

Segment highlights:
Y / Y net sales growth	(3%)	25%	2%	23%	69%	12%
Y / Y gross profit growth	13%	96%	19%	3%	67%	22%
Gross margin	27%	13%	24%	64%	21%	26%
Pro forma operating margin	8%	(36%)	(2%)	13%	(23%)	(5%)
Net sales mix	57%	16%	74%	6%	20%	100%

	Nine Months Ended September 30, 2000
	U.S. Retail
	Books, Music and DVD/Video	Electronics, Tools and Kitchen	Total	Services	International	Consolidated
Net sales	$1,186,595	$263,948	$1,450,543	$102,890	$236,190	$1,789,623
Gross profit	278,463	22,248	300,711	79,562	51,204	431,477
Pro forma income (loss) from operations	32,319	(197,165)	(164,846)	9,312	(101,520)	(257,054)
Other non-cash and restructuring- related operating expenses						(284,730)
Net interest expense and other						(57,312)
Equity in losses of equity-method investees, net						(267,037)

Net loss						$ (866,133)

Segment highlights:
Y/Y net sales growth	40%	N/A	68%	N/A	144%	86%
Y/Y gross profit growth	50%	N/A	68%	N/A	147%	113%
Gross margin	23%	8%	21%	77%	22%	24%
Pro forma operating margin	3%	(75%)	(11%)	9%	(43%)	(14%)
Net sales mix	66%	15%	81%	6%	13%	100%

AMAZON.COM, INC.

SEGMENT INFORMATION
(in thousands)
(unaudited)

Supplemental geographical segment information is as follows (in thousands):

	Three Months Ended September 30, 2001		Three Months Ended September 30, 2000
	Net Sales	Pro Forma Income (Loss) from Operations	Net Sales	Pro Forma Income (Loss) from Operations
U.S.
Books, Music and DVD/Video	$ 351,431	$ 26,223	$ 399,905	$ 24,688
Electronics, Tools and Kitchen	103,112	(33,107)	97,597	(60,839)

U.S. Retail	454,543	(6,884)	497,502	(36,151)
Services	46,247	7,812	52,691	7,281

Total U.S.	500,790	928	550,193	(28,870)
International	138,491	(28,000)	87,665	(39,569)

Total Consolidated	$ 639,281	$ (27,072)	$ 637,858	$ (68,439)

	Nine Months Ended September 30, 2001		Nine Months Ended September 30, 2000
	Net Sales	Pro Forma Income (Loss) from Operations	Net Sales	Pro Forma Income (Loss) from Operations
U.S.
Books, Music and DVD/Video	$1,150,740	$ 92,815	$1,186,595	$ 32,319
Electronics, Tools and Kitchen	330,576	(120,262)	263,948	(197,165)

U.S. Retail	1,481,316	(27,447)	1,450,543	(164,846)
Services	127,004	16,327	102,890	9,312

Total U.S.	1,608,320	(11,120)	1,553,433	(155,534)
International	398,942	(92,562)	236,190	(101,520)

Total Consolidated	$2,007,262	$(103,682)	$1,789,623	$(257,054)

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30, 2001	December 31, 2000,
ASSETS
Current assets:
Cash and cash equivalents	$ 432,307	$ 822,435
Marketable securities	235,793	278,087
Inventories	130,739	174,563
Prepaid expenses and other current assets	71,437	86,044

Total current assets	870,276	1,361,129
Fixed assets, net	288,373	366,416
Goodwill, net	62,788	158,990
Other intangibles, net	48,273	96,335
Investments in equity-method investees	7,242	52,073
Other equity investments	18,105	40,177
Other assets	51,311	60,049

Total assets	$1,346,368	$2,135,169

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$ 236,992	$ 485,383
Accrued expenses and other current liabilities	243,229	272,683
Unearned revenue	90,288	131,117
Interest payable	41,635	69,196
Current portion of long-term debt and other	16,054	16,577

Total current liabilities	628,198	974,956
Long-term debt and other	2,172,164	2,127,464
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares—500,000
Issued and outstanding shares—none	—	—
Common stock, $0.01 par value:
Authorized shares—5,000,000
Issued and outstanding shares—371,766 and 357,140 shares at September 30, 2001 and December 31, 2000, respectively	3,718	3,571
Additional paid-in capital	1,455,693	1,338,303
Deferred stock-based compensation	(11,306)	(13,448)
Accumulated other comprehensive loss	(36,434)	(2,376)
Accumulated deficit	(2,865,665)	(2,293,301)

Total stockholders’ deficit	(1,453,994)	(967,251)

Total liabilities and stockholders’ deficit	$1,346,368	$2,135,169

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$462,949	$720,377	$822,435	$133,309

OPERATING ACTIVITIES:
Net loss	(169,874)	(240,524)	(572,364)	(866,133)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets and other amortization	19,795	22,857	63,662	61,719
Stock-based compensation	(2,567)	4,091	2,700	25,909
Equity in losses of equity-method investees, net	4,982	68,321	28,472	267,037
Amortization of goodwill and other intangibles	41,835	79,194	143,496	242,562
Non-cash restructuring-related and other	1,881	11,791	70,410	16,259
Gain on sale of marketable securities, net	(1,351)	(3,205)	(1,137)	(4,157)
Other losses (gains), net	63,625	(12,366)	18,453	(12,366)
Non-cash interest expense and other	6,834	6,227	20,119	18,316
Cumulative effect of change in accounting principle	—	—	10,523	—
Changes in operating assets and liabilities:
Inventories	(659)	8,480	44,441	56,766
Prepaid expenses and other current assets	2,960	(13,034)	18,091	(11,997)
Accounts payable	(22,594)	18,470	(253,984)	(158,317)
Accrued expenses and other current liabilities	(9,721)	12,887	(15,212)	(19,407)
Unearned revenue	33,443	64,466	76,640	66,091
Amortization of previously unearned revenue	(30,100)	(26,870)	(95,400)	(65,558)
Interest payable	(2,892)	(4,473)	(27,812)	5,181

Net cash used in operating activities	(64,403)	(3,688)	(468,902)	(378,095)

INVESTING ACTIVITIES:
Sales and maturities of marketable securities	141,724	72,619	303,061	521,913
Purchases of marketable securities	(223,817)	(44,954)	(280,938)	(95,740)
Purchases of fixed assets, including internal-use software and web-site development	(12,925)	(41,948)	(42,787)	(97,427)
Investments in equity-method investees and other investments	—	(5,760)	—	(61,842)

Net cash provided by (used in) investing activities	(95,018)	(20,043)	(20,664)	266,904

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,101	4,564	14,578	39,717
Proceeds from issuance of common stock, net of issuance costs	99,831	—	99,831	—
Proceeds from long-term debt and other	—	500	10,000	681,499
Repayment of long-term debt and other	(6,466)	(3,777)	(15,135)	(12,997)
Financing costs	—	—	—	(16,122)

Net cash provided by financing activities	94,466	1,287	109,274	692,097
Effect of exchange-rate changes on cash and cash equivalents	34,313	(50,885)	(9,836)	(67,167)

Net increase (decrease) in cash and cash equivalents	(30,642)	(73,329)	(390,128)	513,739

CASH AND CASH EQUIVALENTS, END OF PERIOD	$432,307	$647,048	$432,307	$647,048

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases	$ 2,014	$ —	$ 4,483	$ 4,346
Fixed assets acquired under financing agreements	—	—	—	4,844
Equity securities received for commercial agreements	—	9,009	331	106,848
Stock issued in connection with business acquisitions	—	2,130	—	32,130
Cash paid for interest	30,275	33,640	110,990	65,382

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

SUPPLEMENTAL FINANCIAL INFORMATION AND BUSINESS METRICS
(unaudited)
(in millions, except per share data)

	Q3 2000	Q4 2000	Q1 2001	Q2 2001	Q3 2001	Y / Y Growth %
Results of Operations

Net sales	$ 638	$ 972	$ 700	$ 668	$ 639	0%
Net sales—trailing twelve months (TTM)	$2,466	$2,762	$2,888	$2,978	$2,980	21%
Net sales outside the U.S. (including U.S. export sales)—% of net sales	23%	$ 21%	26%	28%	29%	N/A

Gross profit	$ 167	$ 224	$ 183	$ 180	$ 162	(3%)
Gross margin—% of net sales	26.2%	23.1%	26.1%	26.9%	25.4%	N/A

Fulfillment costs—% of net sales	15.1%	13.5%	14.0%	12.8%	12.7%	N/A
Fulfillment costs—% of U.S. Retail and International combined net sales	16.5%	14.9%	14.9%	13.6%	13.7%	N/A

Pro forma operating expenses	$ 236	$ 284	$ 231	$ 208	$ 189	(20%)

Pro forma operating loss	$ (68)	$ (60)	$ (49)	$ (28)	$ (27)	(60%)
Pro forma operating loss—% of net sales	(10.7%)	(6.2%)	(6.9%)	(4.2%)	(4.2%)	N/A

GAAP operating loss before depreciation and amortization	$ (61)	$ (220)	$ (143)	$ (68)	$ (9)	(86%)

Pro forma net loss	$ (89)	$ (90)	$ (76)	$ (58)	$ (58)	(35%)
Pro forma net loss per share	$ (0.25)	$ (0.25)	$ (0.21)	$ (0.16)	$ (0.16)	(36%)

GAAP net loss	$ (241)	$ (545)	$ (234)	$ (168)	$ (170)	(29%)
GAAP net loss per share	$ (0.68)	$ (1.53)	$ (0.66)	$ (0.47)	$ (0.46)	(32%)

U.S. books, music and DVD/video (US BMVD) segment:
US BMVD net sales	$ 400	$ 512	$ 410	$ 390	$ 351	(12%)
US BMVD net sales—TTM	$1,646	$1,698	$1,706	$1,711	$1,662	1%
US BMVD gross profit	$ 109	$ 139	$ 109	$ 111	$ 93	(14%)
US BMVD pro forma operating income—% of US BMVD net sales	6%	8%	7%	10%	7%	N/A

U.S. electronics, tools and kitchen (US ETK) segment:
US ETK net sales	$ 98	$ 220	$ 117	$ 111	$ 103	6%
US ETK net sales—TTM	$ 400	$ 484	$ 526	$ 545	$ 551	38%
US ETK gross profit	$ 9	$ 22	$ 17	$ 13	$ 13	49%
US ETK pro forma operating loss—% of US ETK net sales	(62%)	(33%)	(39%)	(37%)	(32%)	N/A

Services segment:
Services net sales	$ 53	$ 96	$ 42	$ 39	$ 46	(12%)
Services net sales—TTM	$ 112	$ 198	$ 218	$ 229	$ 223	99%
Services gross profit	$ 31	$ 37	$ 28	$ 26	$ 27	(11%)
Services pro forma operating income—% of Services net sales	14%	18%	10%	11%	17%	N/A

U.S. Retail and Services combined pro forma operating income (loss)—% of U.S. Retail and Services net sales	(5%)	(2%)	(2%)	0%	0%	N/A

International segment:
International net sales	$ 88	$ 145	$ 132	$ 128	$ 138	58%
International net sales—TTM	$ 307	$ 381	$ 438	$ 493	$ 544	77%
International gross profit	$ 19	$ 26	$ 28	$ 29	$ 28	49%
International pro forma operating loss—% of International net sales	(45%)	(30%)	(26%)	(23%)	(20%)	N/A

Note: The attached “Financial and Operational Highlights” are an integral part of this Supplemental Financial Information and Business Metrics.

AMAZON.COM, INC.

SUPPLEMENTAL FINANCIAL INFORMATION AND BUSINESS METRICS (unaudited)
(in millions, except, net sales per active customer account, cost per new customer account, inventory turnover, accounts payable days, and employee data)

	Q3 2000	Q4 2000	Q1 2001	Q2 2001	Q3 2001	Y / Y Growth %
Customer Data *
New customer accounts	2.9	4.1	3.0	2.6	2.9	0%
Cumulative customer accounts	25.4	29.5	32.5	35.1	37.9	49%
Active customer accounts — TTM	18.2	19.8	20.5	21.1	23.0	26%
New customer accounts — international	0.9	1.1	1.0	0.9	1.0	11%
Cumulative customer accounts — international	3.9	5.0	6.0	6.9	7.9	103%
Active customer accounts — international — TTM	3.3	4.2	4.9	5.4	6.1	85%
Net sales (excluding catalog sales and inventory sales to Toysrus.com) per active customer account — TTM	$ 130	$ 134	$ 135	$ 136	$ 126	(3%)
Cost per new customer account	$ 15	$ 13	$ 12	$ 14	$ 11	(27%)
U.S. customers (excluding Marketplace, Auctions and zShops customers) ordering from non-US BMVD stores	14%	36%	19%	21%	22%	N/A

Balance Sheet
Cash and marketable securities	$ 900	$1,101	$ 643	$ 609	$ 668	(26%)
Inventory, net	$ 164	$ 175	$ 156	$ 129	$ 131	(20%)
Inventory — % of net sales	26%	18%	22%	19%	20%	N/A
Inventory turnover — annualized	11.2	17.7	12.6	13.7	14.7	31%
Inventory turnover — TTM	11.5	11.7	13.0	14.0	14.8	29%
Fixed assets, net	$ 352	$ 366	$ 304	$ 292	$ 288	(18%)
Accounts payable days — ending	60	60	45	48	46	(23%)

Cash Flows
Cash generated by (used in) operations	$ (4)	$ 248	$ (407)	$ 2	$ (64)	N/M
Cash used in operations — TTM	$ (347)	$ (130)	$ (217)	$ (161)	$ (221)	(36%)
Purchases of fixed assets	$ (42)	$ (37)	$ (19)	$ (10)	$ (13)	(69%)
Purchases of fixed assets — TTM	$ (203)	$ (135)	$ (128)	$ (109)	$ (80)	(61%)
Other
Options outstanding — % of common stock outstanding	21%	20%	12%	12%	18%	N/A
Employees (full-time and part-time)	8,500	9,000	8,600	7,800	7,900	(7%)

*
Our customer account and active customer calculation methodology was modified in the third quarter 2001, primarily to include all customers who order new and used products through Amazon Marketplace. Our prior methodology did not capture all such customers. If second quarter 2001 customer metrics were presented under the modified methodology, new customer accounts, cumulative customer accounts, active customer accounts, International customer accounts, International cumulative customers, International active customer accounts, trailing twelve-month net sales per active customer account, and cost per new customer account would have been 2.7 million, 35.0 million, 21.9 million, .8 million, 6.9 million, 5.5 million, $131, and $13, respectively. Amounts prior to the second quarter of 2001 have not been recalculated under the current methodology.

Note: The attached “Financial and Operational Highlights” are an integral part of this Supplemental Financial Information and Business Metrics.

AMAZON.COM, INC

FINANCIAL AND OPERATIONAL HIGHLIGHTS
Third Quarter Ended September 30, 2001
(unaudited)

Results of Operations (all comparisons are with the third quarter of 2000)

Net Sales

•	Orders from repeat customers represented 79% of total, up from 77%.

•	Consolidated shipping net sales were approximately $74 million, down from $78 million.

•
Cash-based portion of Services revenues increased to approximately $41 million, or 89%, from $32 million, or 61%; non-cash Services revenues decreased to approximately $5 million, or 11%, from $21 million, or 39%.

•
Excluding third quarter 2000 online sales of toys and video games, which since September 2000 are now sold at www.amazon.com through our strategic alliance with Toysrus.com, growth rates for our U.S. Electronics, Tools and Kitchen segment would have been 23%.

•
The events of September 11, 2001 negatively impacted our net sales during the three months ended September 30, 2001. Immediately following the events of September 11, 2001, customer purchases significantly declined but have recovered. We estimate that the net sales impact as a result of the events of September 11, 2001 was between $25 million and $35 million.

Gross Profit

•	Gross margin, excluding the results of our Services segment, would have been 23%, flat with 23%.

•
Costs associated with our service revenues classified as cost of services generally include fulfillment-related costs to ship products on behalf of our service partners, costs to provide customer service, credit-card fees and other related costs. Cost of sales for our Services segment associated with syndicated stores, such as www.borders.com, consists of only the purchase price of consumer products, inbound and outbound shipping charges and packaging supplies.

•
Consolidated shipping gross loss was approximately $2 million. The International segment’s shipping gross loss was approximately $3 million. We continue to measure our shipping results relative to their impact on our overall financial results, with the viewpoint that shipping promotions are an effective marketing tool. We will from time to time continue offering shipping promotions to our customers and may continue to experience fluctuating shipping margins.

Fulfillment

•
Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to receiving, inspecting and warehousing inventories; picking, packaging and preparing customers’ orders for shipment; credit card fees and bad debt costs; and responding to inquiries from customers.

Stock-Based Compensation

•
During the first quarter of 2001, we offered a limited non-compulsory exchange of employee stock options. This option exchange offer results in variable accounting treatment for approximately 13 million stock options at September 30, 2001, which includes approximately 11 million options granted under the exchange offer with an exercise price of $13.375, and approximately 2 million options that were subject to the exchange offer but were not exchanged. Variable accounting treatment will result in unpredictable charges or credits, recorded to “Stock-based compensation,” dependent on fluctuations in quoted prices for our common stock.

•
During the three months ended September 30, 2001, we issued approximately 26 million employee stock options, with a weighted average exercise price of $7.93, in connection with our annual performance-based option-grant program. These options are not subject to variable accounting treatment as they were issued at least six months from the date the limited non-compulsory exchange concluded.

Amortization of Goodwill and Other Intangibles

•
The Financial Accounting Standards Board issued SFAS No. 142 “Goodwill and Other Intangible Assets” which requires use of a non-amortization approach to account for purchased goodwill and certain intangibles, effective January 1, 2002. We expect the adoption of this accounting standard will have the impact, commencing January 1, 2002, of substantially reducing our amortization of goodwill and intangibles; however, impairment reviews may result in future periodic write-downs.

Restructuring-Related and Other

•
We continued the implementation of our operational restructuring plan to reduce our operating costs, streamline our organizational structure and consolidate certain of our fulfillment and customer service operations. As a result of this initiative, we recorded restructuring and other charges of approximately $173 million during the first half of 2001, and $4 million in the third quarter ended September 30, 2001. This initiative involved the reduction of employee staff by approximately 1,300 positions throughout the Company in managerial, professional, clerical, technical and fulfillment roles; consolidation of our Seattle corporate office locations; closure of our McDonough, Georgia, fulfillment center; seasonal operation of our Seattle fulfillment center; closure of our customer service centers in Seattle and The Hague, Netherlands; and migration of a large portion of our technology infrastructure to a Linux-based operating platform, which entails ongoing lease obligations for equipment no longer utilized. Each component of the restructuring plan has been substantially completed.

•
Costs that relate to ongoing operations, including inventory adjustments, are not part of restructuring and other charges. There were no significant inventory write-downs resulting from the restructuring.

•	We anticipate the restructuring charges will result in the following net cash outflows:

	Leases	Termination Benefits	Other	Total
	(in thousands)
Year Ending December 31,
2001	$35,678	$12,707	$4,773	$ 53,158
2002	35,261	78	3,571	38,910
2003	4,643	—	—	4,643
2004	1,612	—	—	1,612
2005	1,563	—	—	1,563
Thereafter	6,473	—	—	6,473

Total estimated cash outflows	$85,230	$12,785	$8,344	$106,359

Cash payments resulting from the restructuring, which are included in the above amounts, were $20 million in the first half of 2001, and $15 million in the third quarter ended September 30, 2001.

Other Expense, Net

•	Other expense primarily relates to net realized gains and losses on sales of marketable securities, miscellaneous operating taxes and foreign currency related transaction gains and losses.

Other Losses, Net

•	Other losses, net were $64 million for the three months ended September 30, 2001, consisting of the following (in thousands):

Foreign-currency loss on PEACS	$(39,572)
Losses on sales of Euro-denominated investments, net	(16,332)
Other-than-temporary impairment losses, equity investments	(2,382)
Warrant remeasurements and other	(5,339)

$(63,625)

•	Currency gains and losses arising from the remeasurement of the PEACS’s principal from Euros to U.S. dollars are recorded each quarter.

Equity in Losses of Equity-Method Investees

•
Equity in losses of equity-method investees represents our share of losses of companies in which we have investments that give us the ability to exercise significant influence, but not control, over an investee. Equity-method losses reduce our underlying investment balances until the recorded basis is reduced to zero.

Loss Per Share

•
In July 2001, America Online made a $100 million investment in Amazon.com common stock, resulting in the issuance of 8.2 million shares, which was sold under a registration statement that we previously filed with the Securities and Exchange Commission.

•
The effect of outstanding stock options is antidilutive and, accordingly, is excluded from diluted loss per share. If the effect of stock options was included, the number of shares used in computation of diluted loss per share would have been approximately 388 million, compared with 368 million shares used in computation of basic and diluted loss per share for the three months ended September 30, 2001.

•	Common stock subject to outstanding vested and unvested employee stock options was approximately 67 million shares as of September 30, 2001.

Financial Condition

Cash and Marketable Securities

•
Cash and marketable securities are impacted by the effect of quarterly fluctuations in foreign currency exchange rates, particularly the Euro. Our Euro investments, classified as available-for-sale, had a balance of 178 million Euros ($162 million, based on an exchange rate of .91 Euros per U.S. dollar, the exchange rate as of September 30, 2001).

•	Our marketable securities, at fair value, consist of the following, as of September 30, 2001 (in thousands):

Certificates of deposit	$ 18,587
Corporate notes and bonds	30,604
Asset-backed and agency securities	125,997
Treasury notes and bonds	51,153
Equity securities	9,452

$235,793

Certain Definitions and Other

•
Our segment reporting includes four segments: U.S. Books, Music and DVD/Video; U.S. Electronics, Tools and Kitchen; International; and Services. Allocation methodologies are consistent with past presentations and prior period amounts have been reclassified to conform with the current period presentation.

•
The U.S. Books, Music and DVD/Video segment includes revenues, direct costs and cost allocations associated with retail sales from www.amazon.com for books, music, DVD and video products, and includes amounts earned on sales of similar products, new or used, sold through Amazon Marketplace.

•
The U.S. Electronics, Tools and Kitchen segment includes revenues, direct costs and cost allocations associated with www.amazon.com retail sales of electronics, computers, kitchen and housewares, camera and photo items, software, cell phones and service, tools and hardware, outdoor living, toys, and computer and video games products, sold other than through our Toysrus.com strategic alliance, and new initiatives, and includes amounts earned on sales of similar products, new or used, sold through Amazon Marketplace.

•
The International segment includes all revenues, direct costs and cost allocations associated with the retail sales of our four internationally focused sites: www.amazon.de, www.amazon.fr, www.amazon.co.jp and www.amazon.co.uk.

•
The Services segment includes revenues, direct costs and cost allocations associated with our business-to-business strategic relationships, including our strategic alliance with Toysrus.com, product sales from syndicated stores such as www.borders.com, miscellaneous marketing and promotional revenues, and amounts from Amazon Auctions, zShops and Payments. Amounts earned from the Services segment are attributed to the U.S.

•
All references to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s order is shipped or when a customer orders from a third-party seller. Customer accounts exclude Amazon Payments customers, our catalog businesses customers, and the customers of selected companies with whom we have strategic marketing and promotional relationships, but include customers of Amazon Marketplace, Auctions, and zShops services, and customer accounts shared with Toysrus.com and Borders.com.

•
Trailing twelve-month net sales per active customer account figures include all amounts earned through Internet sales, including net sales earned from new or used products sold through Amazon Marketplace and our strategic relationships with selected companies, but exclude sales of inventory to Toysrus.com and catalog sales. A customer is considered active upon placing an order.

•
Our customer account and active customer calculation methodology was modified in the third quarter 2001, primarily to include all customers who order new and used products through Amazon Marketplace. Our prior methodology did not capture all such customers. If second quarter 2001 customer metrics were presented under the modified methodology, new customer accounts, cumulative customer accounts, active customer accounts, International customer accounts, International cumulative customers, International active customer accounts, trailing twelve-month net sales per active customer account, and cost per new customer account would have been 2.7 million, 35.0 million, 21.9 million, .8 million, 6.9 million, 5.5 million, $131, and $13, respectively. Amounts prior to the second quarter of 2001 have not been recalculated under the current methodology.